Exhibit 10.1

May 7, 2019

Via Electronic Mail

Billy May

Dear Billy:

We are pleased to extend an offer to join our team as Chief Customer Officer. This offer is contingent upon you providing your current emplolyer with your notice of resignation before May 17, 2019 and accepting employment with J. Crew Group, Inc. (“J. Crew” or the “Company”) on or before July 22, 2019.  In this position, you will report to me.

J. Crew is a company committed to creativity, quality and teamwork.  We believe that you meet the high standards that we look for in our associates and are confident that, if you join our team, we can provide you with professional challenges and rewarding opportunities.  This letter sets forth the terms of the offer to you.  All amounts, payments, and benefits herein are subject to applicable tax withholdings and are expressed in U.S. Dollars.

Annual Salary

Your annual salary will be $800,000 payable biweekly every other Friday in accordance with our normal payroll practices.

Sign on Bonus

In addition, you will receive a $300,000 sign-on bonus payable within 30 days of your start of employment with the Company.  This amount is contingent upon you being actively employed by us on the date of actual payout.  If you voluntarily terminate your employment for any reason or are terminated for Cause (defined below) within 12 months after your start date, you agree to repay J. Crew, within 30 days of your separation date, the gross amount of the $300,000 sign-on bonus.

Relocation

We will provide you with relocation assistance in accordance with J. Crew’s Executive Homeowner relocation policy. Please contact Stuart Robertson at 212-209-6656, who will set you up with our relocation service company.

If you voluntarily terminate your employment for any reason or are terminated for “Cause” (as defined below)  within one year after your start date, you agree to repay the full gross amount of all payments, benefits and expense reimbursements, paid by the Company in connection with your relocation ("Relocation Costs").  The repayment of the Relocation Costs must take place within 30 days after your last day of employment.

Annual Bonus

In addition to the annual base salary, for fiscal year 2019 and thereafter during your employment, you will have the opportunity to earn an annual bonus (“Annual Bonus”) at a target of 75% of your annual base salary, up to a maximum bonus based upon the terms of the bonus plan as in effect from time to time or as otherwise determined by the Compensation Committee of the Company.  This bonus is contingent on the achievement of certain company and individual performance objectives which will be determined by the Company for each such fiscal year in accordance with the Company’s annual bonus plan (“Plan”).  Bonus payment is also contingent upon you being an active associate on the date of actual payout.

For fiscal year 2019 only, you will receive a guaranteed minimum annual bonus payment of $300,000.00 (“Guaranteed FY 2019 Bonus”).  This payment is contingent upon you being an active associate on the date of actual payout, which shall be on or about April 2020.  If any portion of the Guaranteed FY 2019 Bonus payment exceeds what you otherwise would have been entitled to under the Plan based on actual achievement of FY 2019 annual target objectives, and you voluntarily terminate your employment for any reason or are terminated for Cause (defined below) within 12 months after J. Crew provides you said bonus, you agree to repay the gross amount of the difference between the Guaranteed FY 2019 Bonus and the actual earned FY 2019 bonus.  Such repayment shall be made within 30 days after your last day of employment.

Long Term Incentive Bonus

During your first three years of employment (“Measurement Period”), you will be eligible to earn an additional one-time bonus (the “Performance Incentive Bonus”) in the aggregate amount of one million five hundred thousand dollars ($1,500,000), to be paid in two equal installments of $750,000 each upon the achievement of two performance goals, respectively, which shall be based on the Adjusted EBITDA (“EBITDA”) of businesses within the Company, the scope and amount of which shall be communicated to you within 60 days of the start of your employment.    An  installment of the Performance Incentive Bonus will become vested if a) the relevant EBITDA goal  is achieved on a trailing twelve fiscal month basis and sustained at such level for a period of six (6) fiscal months thereafter (“Tail Period”) during the Measurement Period, and b) you have remained in continuous employment from your start date until completion of the Tail Period.  Payment will be made as soon as reasonably practicable following the vesting of each applicable EBITDA target, but in no event later than two and one-half months following the end of the calendar year in which the vesting date occurs. For this purpose, “Adjusted EBITDA” shall have the same meaning as reported to the SEC on a quarterly basis on Company’s Form 8-K.

Outside Interests

During your employment, you shall devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities hereunder. Accordingly, you may not, directly or indirectly, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company).  Provided you have obtained the prior consent of the Company, you may participate as a director of up to one for-profit company at any given time during your employment.

Benefits

We want you to stay healthy, have a secure financial future and live a balanced work life.  Accordingly, we offer a competitive benefits package to help you do this, including medical and dental insurance, paid time off, 401(k) savings plan (with immediate enrollment eligibility and company matching after one year).

Equity

In accordance with the Chinos Holdings, Inc. 2011 Equity Incentive Plan or any successor plan and the Management Stockholders Agreement (as either are amended or restated from time to time, collectively the “Plan”), you will, as soon as reasonably practicable following your start date, be granted (a) 560,000 restricted shares of Class A common stock, 280,000 of which shall be time-based vesting at 40% on the second anniversary of the grant date and thereafter 20% on each of the third, fourth, and fifth anniversaries of the grant date, and 280,000  of which shall be performance based vesting (together the restricted stock shall be referred to as the “Equity Awards”). The performance based restricted shares shall vest in accordance with any applicable restricted stock award agreement issued to you. The Equity Awards are subject to the Plan, the terms of the award agreements evidencing such Equity Awards, the terms of the Management Stockholders Agreement and other restrictions and limitations generally applicable to common stock of Parent or equity awards held by Company executives or otherwise imposed by law.

Restrictive Covenants and Confidential Information

As additional consideration for J.Crew extending this offer and in light of the sensitive nature of your position, you agree to enter into a separate agreement with the Company concurrent your execution of this letter in which you agree to comply with certain non-competition and non-solicitation covenants during the term of your employment and for a period of twelve (12) months and eighteen (18) months respectively following termination of such employment for any reason, as well as obligations relating to the treatment and ownership of confidential information.

“Cause” shall mean (i) indictment, conviction or admission of any crime involving dishonesty, violence, or moral turpitude (ii) willful misconduct or gross negligence in connection with the performance of your duties as a J. Crew employee, (iii) a material breach of this letter agreement, including without limitation, your failure to perform your duties and responsibilities hereunder, or a breach of any representation or covenant provided herein, (iv) a fraudulent act or omission by you adverse to the reputation of J. Crew or any affiliate, (v) the disclosure by you of any confidential information of J. Crew to persons not authorized to know same, (vi) use of alcohol or drugs which interferes with your performance of your duties or compromises the integrity or reputation of the Company, (vii) excessive absence from work other than as a result of disability, (viii) a violation of or failure to comply with any J. Crew policy or the Company’s Code of Ethics and Business Practices; provided, however, that in the event of a termination under subsection (ii), (iii), (vi), (vii) or (viii), J. Crew must have given you 15 days’ written notice of the act or omission constituting Cause and an opportunity to cure.

Director and Officer Insurance

During your employment, and at all times thereafter during which you remain an executive officer of the Company, the Company or its affiliates will provide you with directors’ and officers’ insurance liability coverage to cover claims arising from your activities on behalf of the Company and its Affiliates, in the same manner as such insurance is provided to other similarly-situated executive officers or directors of the Company and its Affiliates.

Proprietary Information and Trade Secrets of Others

You represent to J. Crew that you do not have any other agreements, arrangements or commitments with any other person or entity that conflict with accepting this offer or performing your obligations and that you will not disclose to J. Crew or use any proprietary information or trade secrets of another person or entity.  You also agree that you will keep all proprietary, confidential information of J. Crew strictly confidential and not disclose any such information during or after your employment without J. Crew’s prior written consent, and that you will abide by all J. Crew policies, including, but not limited to, those contained in the J. Crew Code of Ethics and Business Practices.

At Will Employment

By reviewing and signing this letter, you understand that your employment would be “at will” and may be terminated by you or J.Crew at any time and for any reason, and that this letter does not constitute an employment contract.  No representative of J.Crew other than a J.Crew executive has the authority to enter into any agreement for employment for a specified duration or to any agreement other than at-will.  Any such agreement that changes your at-will status must be explicit, in writing, and signed by an executive and you. This offer is contingent upon the successful completion of a background screen, reference check and your ability to provide the necessary original documents needed to satisfactorily complete the Form I-9 of the US Citizenship & Immigration Service.  No employment shall commence, and eligibility for benefits will not be made available until you have provided the aforementioned documents.

If you agree that J. Crew and this offer are right for you, kindly sign and date the enclosed copy of this letter and return it in the enclosed self-addressed stamped envelope.  Please keep the other copy for your records.  If you have any questions, please do not hesitate to contact me.

We are truly excited to have you join our team and look forward to working with you.

Very truly yours,
/s/Michael J. Nicholson
Michael J. Nicholson
Chief Executive Officer

AGREED TO AND ACCEPTED:
/s/Billy May	Date:	May 8	, 2019
Billy May